Exhibit 99.1

LiveXLive Appoints Nike Vice President, Kris Wright, to its Board of Directors

LOS ANGELES, May 3, 2021 -- LiveXLive Media (Nasdaq: LIVX) ("LiveXLive"), a global platform for livestream and on-demand audio, video and podcast/vodcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio, React Presents and Custom Personalization Solutions, announced today that Kris Wright has been appointed to LiveXLive's Board of Directors. The appointment brings the total number of LiveXLive board members to nine.

Mr. Wright, 45, is a senior leader in the Consumer Products Industry with more than 20 years of innovative, growth oriented, results-driven leadership experience. He has spent the past 10 years at Nike and is currently Vice President of Nike Global Men's Footwear Lifestyle Product. Prior to joining Nike, Wright held senior management roles at Converse, Jordan, and Reebok. In October 2020, Kris was recognized by Business Insider as one of 28 Outstanding People of Color in the Sneaker Industry. Additionally, Kris is an appointed member of the Executive Leadership Council, a national organization of Black CEOs and senior executives in Fortune 1000 and Global 500 companies. He also serves on the Advisory Board of Directors for the Southwestern Athletic Conference (SWAC).

Robert Ellin, LiveXLive's Chairman and CEO, commented, "We are incredibly excited and honored to have Kris join the LiveXLive Board. We look forward to leveraging his broad experience and expertise in global marketing and branding of consumer facing products. I speak for our entire board in welcoming Kris to LiveXLive."

Kris Wright commented, "I'm beyond excited to join the LiveXLive family as a member of their Board of Directors. It's a blessing to have spent my 20+ years leveraging my passion for sport, music and culture in the consumer product goods industry and to be tapped to join my first public board where I'm able to harness the same passions to add value to LiveXLive Enterprise."

LiveXLive has the first talent-centric platform focused on superfans and building long-term franchises in on-demand audio and video, podcasting, vodcasting, OTT linear channels, pay-per-view ("PPV"), and livestreaming. Its model includes multiple monetization paths including subscription, advertising, sponsorship, merchandise sales, licensing, and ticketing. LiveXLive recently raised revenue guidance for its 2021 fiscal year based on strength in its core businesses.

About LiveXLive Media, Inc.
Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the "Company") (pronounced Live "by" Live) is a global platform for livestream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, which has streamed over 1,800 artists since January 2020, has become a go-to partner for the world's top artists and celebrity voices as well as music festivals concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called "Music Lives" with tremendous success as it earned over 50 million views and over 5 billion views for #musiclives on TikTok on 100+ performances. LiveXLive's library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. The Company's wholly-owned subsidiary, PodcastOne, generates more than 2.25 billion downloads per year with 400+ episodes distributed per week across a stable of hundreds of top podcasts. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

Forward-Looking Statements
All statements other than statements of historical facts contained in this press release are "forward-looking statements," which may often, but not always, be identified by the use of such words as "may," "might," "will," "will likely result," "would," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company's reliance on one key customer for a substantial percentage of its revenue; the Company's ability to consummate any proposed financing, acquisition or transaction, the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition or transaction will not occur or whether any such event will enhance shareholder value; the Company's ability to continue as a going concern; the Company's ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; the Company's intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company's ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management's relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company's subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission (the "SEC") on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 16, 2021, and in the Company's other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact:
LiveXLive:
aileen@livexlive.com
917.842.9653

The Rose Group
Lyndadorf@therosegrp.com
424-645-4620

LiveXLive IR Contact:
310.601.2505
ir@LiveXLive.com